Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the third quarter of 2026.

Financial and Operational Highlights

•Net income for the third quarter was $52.4 million, and Adjusted EBITDA for the quarter totaled $104.1 million.
•Distributable cash flow was $93.0 million for the third quarter.
•Mineral and royalty production for the third quarter of 2026 equaled 34.5 MBoe/d, an increase of 6% from the prior quarter; total production, including working-interest volumes, was 35.6 MBoe/d for the quarter.
•Black Stone announced a distribution attributable to the third quarter of 2026 of $0.35 per common unit, or $1.40 annualized, up 9% from the prior quarter and 17% since the first quarter. Distribution coverage was 1.25x.
•Total debt at the end of the third quarter was $195.0 million; as of October 30, 2026, total debt was $197.0 million with $5.4 million of cash on hand.

Management Commentary

Taylor DeWalch, Co-CEO and President, commented, “We are pleased with another strong quarter, reflecting increased development activity and higher oil production and revenue. Continued leasing efforts and active portfolio management have helped promote further development of our oil acreage, providing additional cash flow in the current commodity price environment as our natural gas development programs continue to ramp. This performance supported our second consecutive quarterly distribution increase while allowing Black Stone to maintain prudent distribution coverage, financial flexibility, and a strong balance sheet.

“We also continue to execute on opportunities to enhance the long-term value of our asset base, highlighted by a successful marketing process and the significant expansion of our Caturus development agreement in the Shelby Trough. Together, these results reflect the strength of our current portfolio and continued execution of our long-term growth strategy as we work to drive development and increase returns for our unitholders.”

Fowler Carter, Co-CEO and President, added, “The addition of two significant development areas and an associated long-term development program meaningfully expands our Caturus program and the development footprint within Black Stone’s expanded Shelby Trough position. Continued execution under our Adamas development agreement, progress on initial development under our Revenant agreement, and increasing activity from other operators across our broader Shelby Trough acreage further demonstrate the growing development opportunity across our position. We believe the scale of this inventory, combined with our ability to work with operators and capital providers to establish long-term development programs, positions Black Stone well as the industry prepares to meet anticipated growth in natural gas demand.

“LNG exports, power generation, and other sources of demand will require significant long-term natural gas supply, and we believe Black Stone is well positioned to help provide the drilling inventory needed to support that growth. Our strategy has been to assemble large, high-interest mineral positions in the expanded Shelby Trough, contiguous to our legacy assets, and place that acreage into structured development programs. The expanded Caturus agreement increases the acreage and long-term drilling inventory subject to structured development programs, further advancing development of Black Stone’s Shelby Trough position.”

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 34.5 MBoe/d (73% natural gas) for the third quarter of 2026, compared to 32.5 MBoe/d for the second quarter of 2026 and 34.7 MBoe/d for the third quarter of 2025.

Working-interest production was 1.1 MBoe/d for the third quarter of 2026, 1.0 MBoe/d in the second quarter of 2026, and 1.6 MBoe/d for the third quarter of 2025.

Total reported production averaged 35.6 MBoe/d (97% mineral and royalty, 73% natural gas) for the third quarter of 2026, compared to 33.5 MBoe/d and 36.3 MBoe/d for the second quarter of 2026 and the third quarter of 2025, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $37.44 for the third quarter of 2026. This is a decrease of 1% from $37.82 per Boe in the second quarter of 2026 and a 25% increase from $30.01 in the third quarter of 2025.

Black Stone reported oil and gas revenue of $122.7 million (63% oil and condensate) for the third quarter of 2026, an increase of 6% from $115.4 million in the second quarter of 2026. Oil and gas revenue in the third quarter of 2025 was $100.2 million.

The Partnership reported a loss on commodity derivative instruments of $30.2 million for the third quarter of 2026, composed of a $0.4 million loss from realized settlements and a non-cash $29.8 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $26.8 million and a gain of $27.3 million on commodity derivative instruments for the second quarter of 2026 and the third quarter of 2025, respectively.

Lease bonus and other income was $7.2 million for the third quarter of 2026. Lease bonus and other income for the second quarter of 2026 and the third quarter of 2025 was $6.7 million and $5.0 million, respectively.

The Partnership reported net income of $52.4 million for the third quarter of 2026, compared to net income of $106.4 million in the preceding quarter. For the third quarter of 2025, the Partnership reported net income of $91.7 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2026 was $104.1 million, which compares to $91.3 million in the second quarter of 2026 and $88.1 million in the third quarter of 2025. Distributable cash flow for the third quarter of 2026 was $93.0 million. For the second quarter of 2026 and the third quarter of 2025, distributable cash flow was $80.4 million and $78.6 million, respectively.

Financial Position and Activities

As of September 30, 2026, Black Stone had $5.5 million in cash, with $195.0 million drawn under its credit facility. As of October 30, 2026, the Partnership had $5.4 million in cash, with $197.0 million outstanding under the credit facility. Black Stone is in compliance with all financial covenants associated with its credit facility.

On October 30, 2026, the borrowing base under the credit facility was reaffirmed at $580.0 million and the Partnership elected to maintain total commitments under the credit facility at $375.0 million. The Partnership's next regularly scheduled borrowing base redetermination is set for April 2027.

Third Quarter 2026 Distributions

As previously announced, the Board approved a cash distribution of $0.35 for each common unit attributable to the third quarter of 2026, representing a 9% increase over the prior quarter and a 17% increase from the $0.30 per unit distribution attributable to the first quarter of 2026. Distribution coverage for the quarter was approximately 1.25x. The distribution will be payable on November 13, 2026, to unitholders of record as of the close of business on November 6, 2026.

Activity Update

Development Activity

As of the end of the third quarter, Adamas Energy ("Adamas") was operating two rigs on Black Stone’s Angelina and San Augustine acreage in the Shelby Trough. During the third quarter, Adamas successfully turned to sales 7 gross (0.7 net) wells. Adamas’s development program remains on track with the development agreements, with a total of 14 wells spud in the previous program year that ended on June 30, 2026. Of these wells, 9 gross (0.9 net) have turned to sales as of September 30, 2026, and 4 gross (0.4 net) are expected to turn to sales during the fourth quarter of 2026, with the remaining well under further evaluation. As of September 30, 2026, Adamas spud 6 of the total 17 wells expected to be drilled in the current program year ending on June 30, 2027.

Black Stone’s agreement with Revenant Energy ("Revenant") covers 270,000 gross acres in which Black Stone currently controls approximately 122,000 undeveloped net acres, primarily located in Angelina, Nacogdoches, and San Augustine counties in Texas. The agreement includes minimum annual drilling commitments across three designated areas of interest ("AOIs"), measured by wells drilled in 2026 and completed gross lateral feet beginning in 2027. In September 2026, the Partnership entered into an amendment to the agreement that increased the overall 2027 drilling commitment by 7,000 gross lateral feet while extending until 2029 the requirement that a portion of the drilling commitment be completed in a second AOI. For 2026, Revenant is expected to meet its 4-well drilling commitment. As of the end of the third quarter, Revenant was operating one rig and had drilled 2 wells expected to turn to sales by year-end. Revenant spud the remaining 2 wells in early October 2026, with production expected in mid-2027.

In November 2025, the Partnership entered into a 220,000 gross acre development agreement with an affiliate of Caturus Energy, LLC ("Caturus") covering acreage primarily in Angelina, Cherokee, Houston, and Nacogdoches counties in Texas, which aims to push the Shelby Trough westward toward the Western Haynesville. Development activity under the original agreement is underway. Caturus drilled a pilot well in Cherokee County in the third quarter of 2026 and, in October 2026, spud its first 2 development wells, which are expected to begin production in the first half of 2027.

In October 2026, the Partnership entered into an amended and restated development agreement with Caturus that expands the contract area by 730,000 gross acres to a total of 950,000 gross acres and provides for incremental development commitments across two additional development areas primarily located in Houston, Trinity, and Polk counties in Texas. Consistent with the original agreement, minimum annual drilling commitments are measured in completed lateral feet net to Black Stone’s mineral ownership. The level of gross well activity associated with these commitments depends on well locations, lateral lengths, and Black Stone’s mineral ownership in the acreage developed. Each additional development area includes an initial pilot phase and a multi-year development program designed to ramp activity over time. Development activity in the first additional area is expected to begin with a pilot well by the first quarter of 2028 and, if Caturus elects to proceed following the pilot phase, would be followed by 2 gross wells in 2029 and a ramp to approximately 12 gross wells annually by 2034, as minimum annual drilling commitments increase from 8,000 to 33,600 net lateral feet over the same period. Caturus has the option to initiate development activity in the second additional area and, if elected, would begin with a pilot well by the end of 2031 and, if Caturus elects to proceed following the pilot phase, would be followed by 2 gross wells in 2033 and a ramp to approximately 12 gross wells annually by 2038, as minimum annual drilling commitments increase from 8,000 to 33,600 net lateral feet over the same period. The amended and restated agreement also provides Caturus flexibility to satisfy a portion of its annual development commitments for each development area through drilling in the other development areas, subject to certain minimum annual development requirements within each area.

In the Permian Basin, Blue Arrow Operating is progressing a 25 gross (1.9 net) well development on Black Stone’s acreage in the southern Delaware Basin. As of September 30, 2026, 10 gross (0.9 net) wells had been turned to sales, with the remaining wells expected to come online in the fourth quarter of 2026 and first half of 2027.

Acquisition Activity

The Partnership continues to acquire bolt-on acreage in multiple contractual development programs with significant inventory at high net interests across San Augustine, Nacogdoches, Angelina, Cherokee, Houston, and Trinity counties.
In the third quarter of 2026, consistent with the previously announced acquisition strategy, Black Stone acquired $14.6 million of additional (primarily non-producing) mineral and royalty interests. In October 2026, Black Stone acquired additional mineral and royalty interests and surface rights in the expanded Shelby Trough area from various sellers for $30.6 million in cash and $2.1 million in common units of the Partnership. The Partnership acquired the surface rights on a strategic tract to secure additional drilling locations in support of Black Stone's development agreements, and the acquisition included additional consideration tied to future production.
From September 2023 through October 2026, the Partnership completed $335.5 million of acquisitions, primarily consisting of mineral and royalty interests in the expanded Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2026, 2027, and 2028. The Partnership's hedge position as of October 30, 2026, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
4Q26	615	$64.39
1Q27	570	$65.55
2Q27	570	$65.55
3Q27	570	$65.55
4Q27	570	$65.55
1Q28	120	$71.59
2Q28	120	$71.59
3Q28	120	$71.59
4Q28	120	$71.59

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
4Q26	12,880	$3.73
1Q27	8,100	$3.84
2Q27	8,190	$3.84
3Q27	8,280	$3.84
4Q27	8,280	$3.84
1Q28	1,820	$3.70
2Q28	1,820	$3.70
3Q28	1,840	$3.70
4Q28	1,840	$3.70

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2026, which is expected to be filed on or around November 3, 2026.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2026 on Tuesday, November 3, 2026 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (833) 461-5787 for domestic participants and (585) 542-9983 for international participants. The conference ID for the call is 956 681 565. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as well as the Risk Factors section in the Partnership's most recent annual report on Form 10-K:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership’s operators, particularly in areas such as the Shelby Trough where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Chris Bonner
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

REVENUE
Oil and condensate sales	$77,649	$57,091	$206,914	$162,991
Natural gas and natural gas liquids sales	45,053	43,086	148,736	147,510
Lease bonus and other income	7,177	5,006	20,260	16,645
Revenue from contracts with customers	129,879	105,183	375,910	327,146
Gain (loss) on commodity derivative instruments, net	(30,152)	27,287	(67,852)	24,070
TOTAL REVENUE	99,727	132,470	308,058	351,216
OPERATING (INCOME) EXPENSE
Lease operating expense	2,280	2,753	6,271	7,905
Production costs and ad valorem taxes	9,503	10,935	24,811	30,146
Exploration expense	4,736	2,151	14,186	9,010
Depreciation, depletion, and amortization	10,121	9,900	29,308	28,217
General and administrative	16,470	12,287	49,378	41,383
Accretion of asset retirement obligations	401	344	1,183	1,013
TOTAL OPERATING EXPENSE	43,511	38,370	125,137	117,674
INCOME FROM OPERATIONS	56,216	94,100	182,921	233,542
OTHER INCOME (EXPENSE)
Interest and investment income	51	62	140	182
Interest expense	(3,935)	(2,426)	(11,112)	(6,093)
Other income (expense), net	36	(7)	49	74
TOTAL OTHER EXPENSE	(3,848)	(2,371)	(10,923)	(5,837)
NET INCOME	52,368	91,729	171,998	227,705
Distributions on Series B cumulative convertible preferred units	(7,367)	(7,366)	(22,099)	(22,099)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$45,001	$84,363	$149,899	$205,606
ALLOCATION OF NET INCOME:
General partner interest	$—	$—	$—	$—
Common units	45,001	84,363	149,899	205,606
	$45,001	$84,363	$149,899	$205,606
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.21	$0.40	$0.71	$0.97
Per common unit (diluted)	$0.21	$0.40	$0.71	$0.97
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	212,710	211,852	212,560	211,600
Weighted average common units outstanding (diluted)	212,710	211,852	212,560	211,600

The following table shows the Partnership’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	893	912	2,542	2,491
Natural gas (MMcf)[1]	14,301	14,556	42,700	43,119
Equivalents (MBoe)	3,277	3,338	9,659	9,678
Equivalents/day (MBoe)	35.6	36.3	35.4	35.4
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$86.95	$62.60	$81.40	$65.43
Natural gas ($/Mcf)[1]	3.15	2.96	3.48	3.42
Equivalents ($/Boe)	$37.44	$30.01	$36.82	$32.08
Revenue:
Oil and condensate sales	$77,649	$57,091	$206,914	$162,991
Natural gas and natural gas liquids sales[1]	45,053	43,086	148,736	147,510
Lease bonus and other income	7,177	5,006	20,260	16,645
Revenue from contracts with customers	129,879	105,183	375,910	327,146
Gain (loss) on commodity derivative instruments, net	(30,152)	27,287	(67,852)	24,070
Total revenue	$99,727	$132,470	$308,058	$351,216
Operating expenses:
Lease operating expense	$2,280	$2,753	$6,271	$7,905
Production costs and ad valorem taxes	9,503	10,935	24,811	30,146
Exploration expense	4,736	2,151	14,186	9,010
Depreciation, depletion, and amortization	10,121	9,900	29,308	28,217
General and administrative	16,470	12,287	49,378	41,383
Other expense:
Interest expense	3,935	2,426	11,112	6,093
Per Boe:
Lease operating expense (per working-interest Boe)	$21.31	$19.42	$20.69	$20.55
Production costs and ad valorem taxes	2.90	3.28	2.57	3.11
Depreciation, depletion, and amortization	3.09	2.97	3.03	2.92
General and administrative	5.03	3.68	5.11	4.28
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable Cash Flow are supplemental non-GAAP financial measures used by Black Stone’s management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, seismic data acquisition costs, non-cash equity-based compensation, unrealized gains and losses on commodity derivative instruments, and gains and losses on sales of assets, if any. Black Stone defines Distributable Cash Flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Beginning with the three months and year ended December 31, 2025, the Partnership revised its definition of Adjusted EBITDA to exclude seismic data acquisition costs, which are included in Exploration expense on the Partnership’s consolidated statements of operations. Comparative amounts for the three and nine months ended September 30, 2025, for each of Adjusted EBITDA and Distributable Cash Flow have been recast to conform to the current period presentation. Management believes this revised definition enhances comparability between periods and reflects the Partnership’s view of seismic data acquisition costs as investments that support the long-term development and value of its mineral and royalty interests.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership’s financial performance.
Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership’s computation of Adjusted EBITDA and Distributable Cash Flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(Unaudited) (In thousands, except per unit amounts)
Net income	$52,368	$91,729	$171,998	$227,705
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	10,121	9,900	29,308	28,217
Interest expense	3,935	2,426	11,112	6,093
Income tax expense (benefit)	9	41	69	(36)
Accretion of asset retirement obligations	401	344	1,183	1,013
Seismic data acquisition costs	4,434	1,821	13,209	8,050
Equity-based compensation	3,053	2,208	9,084	7,223
Unrealized (gain) loss on commodity derivative instruments	29,762	(20,372)	46,450	(17,621)
Adjusted EBITDA	104,083	88,097	282,413	260,644
Adjustments to reconcile to Distributable Cash Flow:
Change in deferred revenue	(1)	(1)	(2)	(3)
Cash interest expense	(3,671)	(2,146)	(10,324)	(5,263)
Preferred unit distributions	(7,367)	(7,366)	(22,099)	(22,099)
Distributable Cash Flow	$93,044	$78,584	$249,988	$233,279

Total units outstanding[1]	212,862	211,859
Distributable Cash Flow per unit	$0.437	$0.371
1 The distribution attributable to the three months ended September 30, 2026 is estimated using 212,861,806 common units as of October 30, 2026; the exact amount of the distribution attributable to the three months ended September 30, 2026 will be determined based on units outstanding as of the record date of November 6, 2026. Distributions attributable to the three months ended September 30, 2025 were calculated using 211,858,966 common units as of the record date of November 6, 2025.